Exhibit 99.5

The information in this [preliminary] prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This [preliminary] prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                     , 201

[FORM OF [PRELIMINARY] PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE WARRANT OFFERINGS](1)

[PRELIMINARY] PROSPECTUS SUPPLEMENT
(To Prospectus dated                 , 201 )

Warrants to Purchase Up to              [Type of Security]
____________________________

We are offering for sale warrants to purchase up to              [type of security]. Each warrant entitles the holder to purchase              [type of security].

The exercise price will be $       per warrant. The warrants will be exercisable beginning on                 , 201 , and will expire on 201 , or earlier upon redemption.

Prospect Capital Corporation is a financial services company that lends to and invests in middle market, privately-held companies. We are organized as an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Prospect Capital Management L.P. manages our investments and Prospect Administration LLC provides the administrative services necessary for us to operate.

[Our common stock is traded on the NASDAQ Global Select Market under the symbol “PSEC.” The last reported closing sales price for our common stock on                 , 201  was $         per share and our most recently determined net asset value per share was $         as of , 201  ($             on an as adjusted basis solely to give effect to our distribution with a record date of                     , 201 , our issuance of common stock on                 , 201  in connection with our dividend reinvestment plan, and our sale of                  shares of common stock during the period from                 , 201  through                 , 201  (with settlement dates of                 , 201  through                 , 201 ).]

This prospectus supplement and the accompanying prospectus contain important information you should know before investing in our securities. Please read it before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission, or the “SEC.” This information is available free of charge by contacting us at 10 East 40th Street, 42nd Floor, New York, NY 10016 or by telephone at (212) 448-0702. The SEC maintains a website at www.sec.gov where such information is available without charge upon written or oral request. Our internet website address is www.prospectstreet.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus.

Investing in warrants involves risks that are described in the “Risk Factors” section beginning on page S-     of this prospectus supplement and on page      of the accompanying prospectus.

The SEC has not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Warrant	Total
Public offering price	$	$
Sales Load (underwriting discounts and commissions)	$	$
Proceeds to Prospect Capital Corporation, before expenses(1)	$	$

(1)                                 Before deducting estimated offering expenses payable by us of approximately $        .

The underwriters expect to deliver the shares to purchasers on or about                 , 201 .

[The underwriters have the option to purchase up to an additional                      warrants at the public offering price, less the sales load (underwriting discounts and commissions), within              days from the date of this prospectus supplement [solely to cover over-allotments]. If the [over-allotment] option is exercised in full, the total public offering price will be $        , and the total sales load (underwriting discounts and commissions) will be $        . The proceeds to us would be $        , before deducting estimated offering expenses payable by us of approximately $        .]

_______________________________________

Prospectus Supplement dated                 , 201

_______________________

(1)
In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

FORWARD-LOOKING STATEMENTS

Our annual report on Form 10-K for the year ended June 30, 201 , any of our quarterly reports on Form 10-Q or current reports on Form 8-K, or any other oral or written statements made in press releases or otherwise by or on behalf of Prospect Capital Corporation, including this prospectus supplement and the accompanying prospectus, may contain forward- looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or the “1934 Act,” which involve substantial risks and uncertainties. Forward-looking statements predict or describe our future operations, business plans, business and investment strategies and portfolio management and the performance of our investments and our investment management business. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs, and our assumptions. Words such as “intends,” “intend,” “intended,” “goal,” “estimate,” “estimates,” “expects,” “expect,” “expected,” “project,” “projected,” “projections,” “plans,” “seeks,” “anticipates,” “anticipated,” “should,” “could,” “may,” “will,” “designed to,” “foreseeable future,” “believe,” “believes” and “scheduled” and variations of these words and similar expressions are intended to identify forward-looking statements. Our actual results or outcomes may differ materially from those anticipated. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•our future operating results,

•our business prospects and the prospects of our portfolio companies,

•the impact of investments that we expect to make,

•our contractual arrangements and relationships with third parties,

•the dependence of our future success on the general economy and its impact on the industries in which we invest,

•the ability of our portfolio companies to achieve their objectives,

•difficulty in obtaining financing or raising capital, especially in the current credit and equity environment,

•the level and volatility of prevailing interest rates and credit spreads, magnified by the current turmoil in the credit markets,

•adverse developments in the availability of desirable loan and investment opportunities whether they are due to competition, regulation or otherwise,

•a compression of the yield on our investments and the cost of our liabilities, as well as the level of leverage available to us,

•our regulatory structure and tax treatment, including our ability to operate as a business development company and a regulated investment company,

•the adequacy of our cash resources and working capital,

•the timing of cash flows, if any, from the operations of our portfolio companies,

•the ability of our investment adviser to locate suitable investments for us and to monitor and administer our investments,

•authoritative generally accepted accounting principles or policy changes from such standard setting bodies as the Financial Accounting Standards Board, the Securities and Exchange Commission, Internal Revenue Service, the NASDAQ Global Select Market, and other authorities that we are subject to, as well as their counterparts in any foreign jurisdictions where we might do business, and

S-i

•the risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus and in our filings with the SEC.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include our ability to originate new loans and investments, certain margins and levels of profitability and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement and the accompanying prospectus, respectively, should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus, respectively. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement or the accompanying prospectus, as applicable. These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the 1933 Act.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the Underwriters have not, authorized any other person to provide you with information that is different from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition and results of operations may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

S-ii

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Prospectus Summary	S-1
Specific Terms of our Warrants and the Offering	S-5
Risk Factors	S-5
Selected Condensed Financial Data	S-5
Use of Proceeds	S-5
Description of Our Warrants	S-6
[Distributions and Price Range of Common Stock	S-6
Management’s Discussion and Analysis of Financial Condition and Results of Operations	S-8
Capitalization	S-8
Underwriting	S-9
Legal Matters	S-12
Independent Registered Public Accounting Firm	S-12
Available Information	S-12
Financial Statements	S-12

PROSPECTUS

[Insert table of contents from base prospectus.]

S-iii

 PROSPECTUS SUMMARY
This summary highlights some information from this prospectus supplement and the accompanying prospectus, and it may not contain all of the information that is important to you. To understand the terms of the warrants offered hereby, you should read this prospectus supplement and the accompanying prospectus carefully. Together, these documents describe the specific terms of the warrants we are offering. You should carefully read the sections titled “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the documents identified in the section “Available Information.”
The terms “we,” “us,” “our” and “Company,” refer to Prospect Capital Corporation; “Prospect Capital Management,” “Investment Advisor” and “PCM” refer to Prospect Capital Management L.P.; and “Prospect Administration” and the “Administrator” refer to Prospect Administration LLC.
The Company
Prospect Capital Corporation is a financial services company that primarily lends to and invests in middle market privately-held companies. We are a closed-end investment company incorporated in Maryland. We have elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”). As a BDC, we have elected to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986 (the “Code”). We were organized on April 13, 2004 and were funded in an initial public offering completed on July 27, 2004. We are one of the largest BDCs with approximately $6.3 billion of total assets as of June 30, 2016.
We are externally managed by our investment adviser, Prospect Capital Management. Prospect Administration provides administrative services and facilities necessary for us to operate.
On May 15, 2007, we formed a wholly-owned subsidiary Prospect Capital Funding LLC (“PCF”), a Delaware limited liability company and a bankruptcy remote special purpose entity, which holds certain of our portfolio loan investments that are used as collateral for the revolving credit facility at PCF. Our wholly-owned subsidiary Prospect Small Business Lending, LLC (“PSBL”) was formed on January 27, 2014 and purchases small business whole loans on a recurring basis from online small business loan originators, including OnDeck Capital, Inc. (“OnDeck”). On September 30, 2014, we formed a wholly-owned subsidiary Prospect Yield Corporation, LLC (“PYC”) and effective October 23, 2014, PYC holds our investments in collateralized loan obligations (“CLOs”). Each of these subsidiaries have been consolidated since operations commenced.
We currently have nine origination strategies in which we make investments: (1) lending in private equity sponsored transactions, (2) lending directly to companies not owned by private equity firms, (3) control investments in corporate operating companies, (4) control investments in financial companies, (5) investments in structured credit, (6) real estate investments, (7) investments in syndicated debt, (8) aircraft leasing and (9) online lending. We continue to evaluate other origination strategies in the ordinary course of business with no specific top-down allocation to any single origination strategy.
Lending in Private Equity Sponsored Transactions – We make loans to companies which are controlled by leading private equity firms. This debt can take the form of first lien, second lien, unitranche or unsecured loans. In making these investments, we look for a diversified customer base, recurring demand for the product or service, barriers to entry, strong historical cash flow and experienced management teams. These loans typically have significant equity subordinate to our loan position. Historically, this strategy has comprised approximately 50%-60% of our business, but more recently it is less than 50% of our business.
Lending Directly to Companies – We provide debt financing to companies owned by non-private equity firms, the company founder, a management team or a family. Here, in addition to the strengths we look for in a sponsored transaction, we also look for the alignment with the management team with significant invested capital. This strategy often has less competition than the private equity sponsor strategy because such company financing needs are not easily addressed by banks and often require more diligence preparation. Direct lending can result in higher returns and lower leverage than sponsor transactions and may include warrants or equity to us. Historically, this strategy has comprised approximately 5%-15% of our business, but more recently it is less than 5% of our business.
Control Investments in Corporate Operating Companies – This strategy involves acquiring controlling stakes in non-financial operating companies. Our investments in these companies are generally structured as a combination of yield-producing debt and equity.  We provide enhanced certainty of closure to our counterparties, give the seller personal liquidity and generally look for management to continue on in their current roles. This strategy has comprised approximately 10%-15% of our business.
Control Investments in Financial Companies – This strategy involves acquiring controlling stakes in financial companies, including consumer direct lending, sub-prime auto lending and other strategies. Our investments in these companies are generally structured as a combination of yield-producing debt and equity. These investments are often structured in a tax-efficient RIC-compliant partnership, enhancing returns. This strategy has comprised approximately 5%-15% of our business.
Investments in Structured Credit – We make investments in CLOs, generally taking a significant position in the subordinated interests (equity) of the CLOs. The CLOs include a diversified portfolio of broadly syndicated loans and do not have direct exposure to real estate, mortgages, debt or consumer based debt. The CLOs in which we invest are managed by top-tier collateral managers that have been thoroughly diligenced prior to investment. This strategy has comprised approximately 10%-20% of our business.
Real Estate Investments – We make investments in real estate through our wholly-owned tax-efficient real estate investment trust (“REIT”) National Property REIT Corp. (“NPRC”), the surviving entity of the May 23, 2016 merger with APRC and UPRC. Our real estate investments are in various classes of fully developed and occupied real estate properties that generate current yields. We seek to identify properties that have historically high occupancy and steady cash flow generation. NPRC co-invests with established and experienced property managers that manage such properties after acquisition. This investment strategy has comprised approximately 5%-10% of our business.
Investments in Syndicated Debt – On an opportunistic basis, we make investments in loans and high yield bonds that have been sold to a syndicate of buyers. Here we look for investments with attractive risk-adjusted returns after we have completed a fundamental credit analysis. These investments are purchased with a long term, buy-and-hold outlook and we look to provide significant structuring input by providing anchoring orders. This strategy has comprised approximately 5%-10% of our business.
Aircraft Leasing – We invest in debt as well as equity in aircraft assets subject to commercial leases to credit-worthy airlines across the globe. These investments present attractive return opportunities due to cash flow consistency from long-lived assets coupled with hard asset collateral. We seek to deliver risk-adjusted returns with strong downside protection by analyzing relative value characteristics across the spectrum of aircraft types of all vintages. Our target portfolio includes both in-production and out-of-production jet and turboprop aircraft and engines, operated by airlines across the globe. This strategy comprised approximately 1% of our business.
Online Lending – We make investments in loans originated by certain consumer loan and small and medium sized business (“SME”) loan facilitators. We purchase each loan in its entirety (i.e., a “whole loan”). The borrowers are consumers and SMEs. The loans are typically serviced by the facilitators of the loans. This investment strategy has comprised approximately 4%-7% of our business.
We invest primarily in first and second lien secured loans and unsecured debt, which in some cases includes an equity component. First and second lien secured loans generally are senior debt instruments that rank ahead of unsecured debt of a given portfolio company. These loans also have the benefit of security interests on the assets of the portfolio company, which may rank ahead of or be junior to other security interests. Our investments in CLOs are subordinated to senior loans and are generally unsecured. We invest in debt and equity positions of CLOs which are a form of securitization in which the cash flows of a portfolio of loans are pooled and passed on to different classes of owners in various tranches. Our CLO investments are derived from portfolios of corporate debt securities which are generally risk rated from BB to B.
We hold many of our control investments in a two-tier structure consisting of a holding company and one or more related operating companies for tax purposes. These holding companies serve various business purposes including concentration of management teams, optimization of third party borrowing costs, improvement of supplier, customer, and insurance terms, and enhancement of co-investments by the management teams. In these cases, our investment in the holding company, generally as equity, its equity investment in the operating company and along with any debt from us directly to the operating company structure represents our total exposure for the investment. As of June 30, 2016, as shown in our Consolidated Schedule of Investments, the cost basis and fair value of our investments in controlled companies was $1.8 billion, respectively. This structure gives rise to several of the risks described in our public documents and highlighted elsewhere in this Annual Report. On July 1, 2014, we began consolidating all wholly-owned and substantially wholly-owned holding companies formed by us for the purpose of holding our controlled investments in operating companies. There were no significant effects of consolidating these holding companies as they hold minimal assets other than their investments in the controlled operating companies. Investment company accounting prohibits the consolidation of any operating companies.
As of               , 201  , we held investments in           portfolio companies. The aggregate fair value as of             , 201   of investments in these portfolio companies held on that date is approximately $             billion. Our portfolio across all our interest-bearing investments had an annualized current yield of          % as of                     , 201  .

Recent Developments

[Insert description of recent developments at time of offering.]

[Fees and Expenses(2)
The following tables are intended to assist you in understanding the costs and expenses that an investor in this offering will bear directly or indirectly. We caution you that some of the percentages indicated in the table below are estimates and may vary. In these tables, we assume that we have borrowed $ million under our credit facility, which is the maximum amount available under the credit facility, in addition to our other indebtedness of $ billion. We do not intend to issue preferred stock during the year. Except where the context suggests otherwise, whenever this prospectus contains a reference to fees or expenses paid by “you” or “us” or that “we” will pay fees or expenses, the Company will pay such fees and expenses out of our net assets and, consequently, you will indirectly bear such fees or expenses as an investor in the Company. However, you will not be required to deliver any money or otherwise bear personal liability or responsibility for such fees or expenses.

Stockholder transaction expenses:
Sales load (as a percentage of offering price)(1)
Offering expenses borne by the Company (as a percentage of offering price)(2)
Dividend reinvestment plan expenses(3)	None
Total stockholder transaction expenses (as a percentage of offering price)
Annual expenses (as a percentage of net assets attributable to common stock)(4):
Management fees(5)
Incentive fees payable under Investment Advisory Agreement (20% of realized capital gains and 20% of pre-incentive fee net investment income)(6)
Total advisory fees
Total interest expense(7)
Acquired Fund Fees and Expenses(8)
Other expenses(9)
Total annual expenses(6)(9)
Example
The following table demonstrates the projected dollar amount of cumulative expenses we would pay out of net assets and that you would indirectly bear over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed we have borrowed all $ million available under our line of credit, in addition to our other indebtedness of $ billion and that our annual operating expenses would remain at the levels set forth in the table above and that we would pay the costs shown in the table above.

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return*
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return**
____________________________________

*	Assumes that we will not realize any capital gains computed net of all realized capital losses and unrealized capital depreciation.

**
Assumes no unrealized capital depreciation or realized capital losses and 5% annual return resulting entirely from net realized capital gains (and therefore subject to the capital gains incentive fee).

While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The income incentive fee under our Investment Advisory Agreement with Prospect Capital Management is unlikely to be material assuming a 5% annual return and is not included in the example. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, our distributions to our common stockholders and our expenses would likely be higher. In addition, while the example assumes reinvestment of all dividends and other distributions at NAV, participants in our dividend reinvestment plan will receive a number of shares of our common stock determined by dividing the total dollar amount of the distribution payable to a participant by the market price per share of our common stock at the close of trading on the valuation date for the distribution. See “Dividend Reinvestment Plan” for additional information regarding our dividend reinvestment plan.

This example and the expenses in the table above should not be considered a representation of our future expenses. Actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown.
____________________________________

(1)
Represents the estimated commission with respect to the shares of common stock being sold in this offering, which we will pay to the Underwriters in connection with sales of common stock effected by the Underwriters in this offering. There is no guarantee that there will be any sales of our common stock pursuant to this prospectus supplement and the accompanying prospectus.

(2)	The offering expenses of this offering are estimated to be approximately to be approximately $ .

(3)	The expenses of the dividend reinvestment plan are included in “other expenses.” See “Capitalization” in this prospectus supplement.

(4)	Net assets attributable to our common stock equal net assets (i.e., total assets less liabilities other than liabilities for money borrowed for investment purposes) at , 201 .

(5)
Our base management fee is 2% of our gross assets (which include any amount borrowed, i.e., total assets without deduction for any liabilities, including any borrowed amounts for non-investment purposes, for which purpose we have not and have no intention of borrowing). Although no plans are in place to borrow the full amount under our line of credit, assuming that we borrowed $              billion, the 2% management fee of gross assets equals approximately               % of net assets. Based on our borrowings as of                  , 201  of $                billion, the 2% management fee of gross assets equals approximately               % of net assets. See “Business— Management Services—Investment Advisory Agreement” and footnote 5 below.

(6)
Based on the incentive fee paid during our most recently completed quarter ended , 201 , all of which consisted of an income incentive fee. The capital gain incentive fee is paid without regard to pre-incentive fee income. For a more detailed discussion of the calculation of the two-part incentive fee, see “Management Services—Investment Advisory Agreement” in the accompanying prospectus.

(7)
As of , 201 , Prospect has $ billion outstanding of its Senior Notes (as defined below) in various maturities, ranging from , 201 to , 20 , and interest rates, ranging from % to %], some of which are convertible into shares of Prospect common stock at various conversion rates. Please see ‘‘Business of Prospect—General’’ and ‘‘Risks Related to Prospect—Risks Relating to Prospect’s Business’’ below for more detail on the Senior Notes.

(8)
The Company’s stockholders indirectly bear the expenses of underlying investment companies in which the Company invests. This amount includes the fees and expenses of investment companies in which the Company is invested in as of , 201 . When applicable, fees and expenses are based on historic fees and expenses for the investment companies, and for those investment companies with little or no operating history fees and expenses are based on expected fees and expenses stated in the investment companies’ prospectus or other similar communication without giving effect to any performance. Future fees and expenses for certain investment companies may be substantially higher or lower because certain fees and expenses are based on the performance of the investment companies, which may fluctuate over time. The amount of the Company’s average net assets used in calculating this percentage was based on net assets of approximately $      billion as of , 201 .

(9)
“Other expenses” are based on estimated amounts for the current fiscal year. The amount shown above represents annualized expenses during our three months ended , 201 representing all of our estimated recurring operating expenses (except fees and expenses reported in other items of this table) that are deducted from our operating income and reflected as expenses in our Statement of Operations. The estimate of our overhead expenses, including payments under an administration agreement with Prospect Administration, or the Administration Agreement is based on our projected allocable portion of overhead and other expenses incurred by Prospect Administration in performing its obligations under the Administration Agreement. “Other expenses” does not include non-recurring expenses. See “Business—Management Services—Administration Agreement” in the accompanying prospectus.]

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(2) Include this section if warrants are for the purchase of common stock.

SPECIFIC TERMS OF OUR WARRANTS AND THE OFFERING

This prospectus supplement sets forth certain terms of our warrants that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of our warrants. You should read this section together with the more general description of our warrants in this prospectus supplement under the heading “Description of Our Warrants” and in the accompanying prospectus under the heading “Description of Our Warrants” before investing in our warrants. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus.

[Insert material terms of our warrants in tabular form to the extent required to be disclosed by applicable law or regulation.]

RISK FACTORS

[If you exercise your warrants, you may be unable to sell any [type of security] you purchase at a profit.

The public trading market price of our [type of security] may decline after you elect to exercise your warrants. If that occurs, you will have committed to buy [type of security] at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of warrants you will be able to sell your [type of security] at a price equal to or greater than the exercise price.

The exercise price is not necessarily an indication of our value.

The exercise price of the warrants does not necessarily bear any relationship to any established criteria for valuation of business development companies. You should not consider the exercise price an indication of our value or any assurance of future value. After the date of this prospectus supplement, our [type of security] may trade at prices above or below the subscription price.]

[Insert any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

SELECTED CONDENSED FINANCIAL DATA

You should read the condensed financial information below with the Financial Statements and Notes thereto included in this prospectus supplement and the accompanying prospectus. Financial information below for the years ended June 30, 201 , 201     , 201     , 201      and 201      has been derived from the financial statements that were audited by our independent registered public accounting firm. Certain reclassifications have been made to the prior period financial information to conform to the current period presentation. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” starting on page S-      for more information.

[Insert Selected Condensed Financial Data of Prospect Capital Corporation reflecting most recently filed financial statements prior to the offering.]

USE OF PROCEEDS

Assuming the sale of all              warrants offered under this prospectus supplement and the accompanying prospectus, at the last reported common stock sale price of $             per share for our common stock on the NASDAQ Global Select Market as of                     , 201     , we estimate that the net proceeds of this offering will be approximately $             million after deducting the estimated underwriter commissions and our estimated offering expenses (or approximately $             million if the underwriters fully exercise their option).

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

DESCRIPTION OF OUR WARRANTS

This prospectus supplement sets forth certain terms of our warrants that we are offering pursuant to this prospectus supplement and the accompanying prospectus. This section outlines the specific legal and financial terms of our warrants. You should read this section together with the more general description of our warrants in the accompanying prospectus under the heading “Description of Our Warrants” before investing in our warrants. This summary is not necessarily complete and is subject to and entirely qualified by reference to [insert relevant documents].

[Insert material terms of our warrants to the extent required to be disclosed by applicable law or regulation.]

DISTRIBUTIONS AND PRICE RANGE OF COMMON STOCK(3)

We have paid and intend to continue to distribute monthly distributions to our stockholders out of assets legally available for distribution. Our distributions, if any, will be determined by our Board of Directors. Certain amounts of the monthly distributions may from time to time be paid out of our capital rather than from earnings for the period as a result of our deliberate planning or by accounting reclassifications.

In order to maintain RIC tax treatment, we must distribute at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, out of the assets legally available for distribution. In order to avoid certain excise taxes imposed on RICs, we are required to distribute with respect to each calendar year by January 31 of the following year an amount at least equal to the sum of

•98% of our ordinary income for the calendar year,

•98.2% of our capital gains in excess of capital losses for the one-year period ending on October 31 of the calendar year, and

•any ordinary income and net capital gains for preceding years that were not distributed during such years.

We had no excise tax liability for the calendar year ended December 31, 2013. Through June 30, 2014, we have a prepaid excise tax balance of $2.2 million because we have made estimated excise tax payments in excess of our expected excise tax liability for the calendar year ending December 31, 2014. Tax characteristics of all distributions will be reported to stockholders, as appropriate, on Form 1099-DIV after the end of the calendar year.

In addition, although we currently intend to distribute realized net capital gains (which we define as net long-term capital gains in excess of short-term capital losses), if any, at least annually, out of the assets legally available for such distributions, we may decide in the future to retain such capital gains for investment. In such event, the consequences of our retention of net capital gains are as described under “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus. We can offer no assurance that we will achieve results that will permit the payment of any cash distributions and, if we issue senior securities, we will be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage ratios stipulated by the 1940 Act or if distributions are limited by the terms of any of our borrowings.

We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a dividend, then stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends. Stockholders who receive distributions in the form of stock are subject to the same U.S. Federal, state and local tax consequences as are stockholders who elect to receive their distributions in cash. See “Dividend Reinvestment Plan” in the accompanying prospectus. The tax consequences of distributions to stockholders are described in the accompanying prospectus under the label “Material U.S. Federal Income Tax Considerations.” To the extent prudent and practicable, we intend to declare and pay dividends on a monthly basis.

With respect to the distributions paid to stockholders, income from origination, structuring, closing, commitment and other upfront fees associated with investments in portfolio companies were treated as taxable income and accordingly, distributed to stockholders. For the fiscal year ended June 30, 201    , we recorded total distributions of approximately $         million. For the fiscal year ended June 30, 201    , we recorded total distributions of approximately $         million. For the fiscal year ended June 30, 201    , we recorded total distributions of approximately $         million.

Tax characteristics of all distributions will be reported to stockholders, as appropriate, on Form 1099-DIV after the end of the year. Our ability to pay distributions could be affected by future business performance, liquidity, capital needs, alternative investment opportunities and loan covenants.

Our common stock is quoted on the NASDAQ Global Select Market under the symbol “PSEC.” The following table sets forth, for the periods indicated, our NAV per share of common stock and the high and low closing prices per share of our common stock as reported on the NASDAQ Global Select Market. Our common stock historically trades at prices both above and below its NAV per share. There can be no assurance, however, that such premium or discount, as applicable, to NAV per share will be maintained. Common stock of business development companies, like that of closed-end investment companies, frequently trades at a discount to current NAV per share. In the past, our common stock has traded at a discount to our NAV per share. The risk that our common stock may continue to trade at a discount to our NAV per share is separate and distinct from the risk that our NAV per share may decline.

	Stock Price			Premium (Discount) of High to NAV	Premium (Discount) of Low to NAV	Dividends Declared
	NAV(1)	High(2)	Low(2)
Twelve Months Ending June 30, 201
First quarter	$	$	$	%	%	$
Second quarter				%	%
Third quarter				%	%
Fourth quarter				%	%
Twelve Months Ending June 30, 201
First quarter	$	$	$	%	%	$
Second quarter				%	%
Third quarter				%	%
Fourth quarter				%	%
Twelve Months Ending June 30, 201
[First quarter]	(3)(4)	$		$(4)	(4)		$(5)
[Second quarter]				%	%
[Third quarter]				%	%
[Fourth quarter]				%	%
 (1)                                 Net asset value per share is determined as of the last day in the relevant quarter and therefore may not reflect the net asset value per share on the date of the high or low sales price. The NAVs shown are based on outstanding shares of our common stock at the end of each period.

(2)                                 The High/Low Stock Price is calculated as of the closing price on a given day in the applicable quarter.

(3)                                 Our most recently determined NAV per share was $             as of                         , 201              ($             on an as adjusted basis solely to give effect to                          ). NAV per share as of                         , 201     may be higher or lower than $             based on potential changes in valuations as of                         , 201    .

(4)                                 NAV has not yet been finally determined for any day after                         , 201    .

(5)                                 In June 2010, we changed our distribution policy from a quarterly payment to a monthly payment.

On                         , 201    , we announced the declaration of monthly dividends in the following amounts and with the following dates:

•$0.     per share for                          201     to holders of record on                         , 201     with a payment date of                         , 201    ; and
•$0.     per share for                          201     to holders of record on                         , 201     with a payment date of                         , 201    .

On                         , 201    , the last reported sales price of our common stock was $             per share.

As of                         , 201    , we had approximately stockholders of record.

The below table sets forth each class of our outstanding securities as of                         , 201    .

Title of Class	Amount Authorized	Amount Held by Registrant or for its Account	Amount Outstanding
Common Stock	500,000,000	—
______________________________
(3)    Include this section if warrants are for the purchase of common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(All figures in this section are in thousands except share, per share and other data)

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this prospectus supplement and the accompanying prospectus. Historical results set forth are not necessarily indicative of our future financial position and results of operations.

[Insert Management’s Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

CAPITALIZATION(4)

The following table sets forth our capitalization as of                         , 201    :

•on an actual basis;

•on an as adjusted basis giving effect to the issuance of shares in connection with our dividend reinvestment plan since      , 201  , the issuance of shares of common stock during the period from            , 201  to            , 201  , the issuance of $      million aggregate principal amount of Prospect Capital InterNotes® since            , 201   and repayments under our credit facility; and

•on an as further adjusted basis giving effect to the transactions noted above and the assumed sale of                          shares of our preferred stock at a price of $             per share (the last reported sale price per share of our preferred stock on the                        on                      , 201    ) less commissions and expenses.

This table should be read in conjunction with “Use of Proceeds” and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included in this prospectus supplement and the accompanying prospectus.

As of , 201
	Actual	As Adjusted for Stock Issuances and Borrowings After , 201	As further Adjusted for this Offering
(In thousands, except shares and per share data) (Unaudited)
Long-term debt, including current maturities:
Borrowings under senior credit facility(1)	$	$	$
Senior Convertible Notes
Senior Unsecured Notes
Prospect Capital InterNotes®
Amount owed to affiliates
Total long-term debt
Stockholders’ equity:
Preferred stock, par value $0.001 per share (            shares authorized: Series preferred stock;      shares outstanding actual,         shares outstanding as adjusted for stock issuances in connection with our dividend reinvestment plan and           shares outstanding as further adjusted for this offering)

Common stock, par value $0.001 per share (1,000,000,000 common shares authorized; shares outstanding actual and shares outstanding as adjusted)
Paid-in capital in excess of par value
Net investment income in excess of distributions
Accumulated realized losses on investments
Net unrealized appreciation on investments
Total stockholders’ equity
Total capitalization	$	$	$
 ______________________________
(1)                                 As of                         , 201    , we had $             million of borrowings outstanding under our credit facility.

 ______________________________
(4)                                 Add to Capitalization table the securities underlying the warrants, if applicable.

UNDERWRITING

are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of warrants set forth opposite its name below.

Underwriter	Number of Warrants

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the warrants sold under the underwriting agreement if any of these warrants are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the warrants, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer࿽s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the warrants to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $             per warrant. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table summarizes the underwriting discounts and commissions we will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the underwriter࿽s option to purchase additional warrants. The underwriting fee is the difference between the initial price to the public and the amount the underwriter pays to us for the warrants.

	Per Warrant	[Total Without Option	Total With Option]
Public offering price
Underwriting discount
Proceeds, before expenses, to us

The expenses of the offering that are payable by us are estimated to be $             (excluding underwriting discounts and commissions).

[Option

We have granted an option to the underwriters to purchase up to              additional warrants offered hereby at the public offering price within              days from the date of this prospectus
supplement solely [to cover any overallotments]. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional warrants proportionate to that underwriter࿽s initial principal amount reflected in the above table.]

[Lock-Up Arrangement

We have agreed that during a period of            days from the date of this prospectus supplement, we will not, without the prior written consent of                     , directly or indirectly, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise transfer or dispose of, any warrants issued or guaranteed by us or any securities convertible into or exercisable or exchangeable for warrants issued or guaranteed by us or file any registration statement under the Securities Act with respect to any of the foregoing. The foregoing restriction shall not apply to the registration and sale of the warrants to be sold hereunder.]

[Listing

[Our [type of security] is listed on the NASDAQ Global Select Market under the symbol “             .”]

[Our warrants are a new issue of securities with no established trading market. We intend to list our warrants on             . We expect trading in our warrants on              to begin within              days after the original issue date. Currently there is no public market for our warrants.

We have been advised by the underwriters that they presently intend to make a market in our warrants after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in our warrants and any such market making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, our warrants. If any active public trading market for our warrants does not develop, the market price and liquidity of our warrants may be adversely affected.]]

Price Stabilization, Short Positions

In connection with the offering, the underwriters may purchase and sell warrants in the open market. These transactions may include overallotment, covering transactions and stabilizing transactions. Overallotment involves sales of securities in excess of the aggregate principal amount of securities to be purchased by the underwriters in the offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased the warrants sold by or for the account of such underwriter in stabilizing or short covering transactions.

Any of these activities may cause the price of the warrants to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be affected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without any notice relating thereto.

Passive Market Making

In connection with the offering, the underwriter may engage in passive market making transactions in the warrants on                      in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of warrants and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker࿽s bid that bid must be lowered when specified purchase limits are exceeded.

Electronic Offer, Sale and Distribution of the Warrants

The underwriters may make prospectuses available in electronic (PDF) format. A prospectus in electronic (PDF) format may be made available on a web site maintained by the underwriters, and the underwriters may distribute such prospectuses electronically. The underwriters may allocate a limited amount of the warrants for sale to their online brokerage customers.

Other Relationships

The underwriters and their affiliates have provided in the past and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to us for which they have received or will be entitled to receive customary fees and commissions. In particular, affiliates of certain of the underwriters are lenders under our credit facility.

The underwriters or their affiliates may also trade in our securities, securities of our portfolio companies or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to us or any of the portfolio companies.

After the date of this prospectus supplement, the underwriters and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the underwriters and their affiliates in the ordinary course of its business and not in connection with the offering of the warrants. In addition, after the offering period for the sale of our warrants, the underwriters or their affiliates may develop analyses or opinions related to us or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding us to our warrantholders or any other persons.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

LEGAL MATTERS

Certain legal matters regarding the warrants offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden, Arps”), New York, New York, and Venable LLP, as special Maryland counsel, Baltimore, Maryland.                                      will pass on certain matters for the underwriter. Skadden, Arps and Venable LLP each have from time to time acted as counsel for us and our subsidiaries and may do so in the future.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

is the independent registered public accounting firm for the Company.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the 1933 Act, with respect to our common stock offered by this prospectus supplement. The registration statement contains additional information about us and the common stock being registered by this prospectus supplement. We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the 1934 Act. This information and the information specifically regarding how we voted proxies relating to portfolio securities for the period ended June 30, 201 , are available free of charge by contacting us at 10 East 40th Street, 42nd floor, New York, NY 10016 or by telephone at toll-free (888) 748-0702. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s Internet site at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, Washington, D.C. 20549-0102.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us or the dealer managers. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

FINANCIAL STATEMENTS

[Insert financial statements and notes thereto from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

Warrants to Purchase Up to                      [Type of Security]

PROSPECTUS SUPPLEMENT

[Underwriters]
, 201